Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

The Bank of New York Mellon Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)

Equity	Common Stock, $0.01 par value	457(c) 457(h)	10,000,000 (4)	$43.67	$436,700,000.00	0.0000927	$40,482.09

Total Offering Amounts

Total Fee Offsets							—

Net Fee Due							$40,482.09

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock), of The Bank of New York Mellon Corporation that may be necessary to adjust the number of shares reserved for issuance under The Bank of New York Mellon Corporation 401(k) Savings Plan (“Plan”) as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock.

(2) Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee and based upon the $43.67 per share average of the high and low sales prices reported for the Common Stock quoted on the New York Stock Exchange on August on 25, 2022. Rounded up to the nearest penny.

(3) Rounded up to the nearest penny.

(4) This Registration Statement registers the issuance of 10,000,000 shares of Common Stock issuable under the Plan, which are in addition to shares of Common Stock previously registered in connection with the Plan, including its predecessors, on registration statements on Form S-8 filed with the Commission on June 29, 2007 (Registration No. 333-144216), December 17, 2010 (Registration No. 333-171258), and August 14, 2014 (Registration No. 333-198152).